Exhibit 99.1

Ark Restaurants Announces Financial Results for the Second Quarter and Six Months Ended March 29, 2008

NEW YORK--(BUSINESS WIRE)--Ark Restaurants Corp. (NASDAQ:ARKR) today reported financial results for the second quarter and six month periods ended March 29, 2008.

For the three months ended March 29, 2008, the Company’s net income from continuing operations was $361,000, or $0.10 per share ($0.10 per diluted share), compared to $534,000, or $0.15 per share ($0.14 per diluted share), for the same period last year. Net income from continuing operations was negatively affected during the three months ended March 29, 2008 by $118,000 in pre-opening and early operating losses experienced at the Company’s Mexican Restaurant, Yolos, at the Planet Hollywood Resort and Casino in Las Vegas, Nevada, and in conjunction with the Company’s investment in a new concept, Pinch & S’Mac, in New York City.

Total revenues from continuing operations for the three month period ended March 29, 2008 were $26.4 million versus $25.4 million in the same period last year. Compared to the same period last year, total same store sales at the Company increased by 1.2%. Compared to the same period last year, same store sales in the Company’s New York City operations increased by 3.7%, same store sales in the Company’s Las Vegas operations increased by 1.2%, same store sales in the Company’s Atlantic City operations were unchanged and same store sales in the Company’s Washington D.C. operations decreased by 5.5%. Revenues from the Company’s Las Vegas operations represented 57.1% of the Company’s total revenues from continuing operations during the three-month period ended March 29, 2008.

Although the Company does not report the sales or the financial results of the Company’s Florida operations (the Company derives income from a management fee arrangement in part based on sales), same store sales at the Company’s Florida operations decreased by 2.8% compared to the same three month period last year. Sales at the Company’s Florida operations totaled $3,178,000 during the three month period ended March 29, 2008.

For the six months ended March 29, 2008, the Company’s net income from continuing operations was $1,869,000, or $0.52 per share ($0.51 per diluted share), compared to $2,376,000, or $0.66 per share ($0.66 per diluted share), for the same period last year. Net income from continuing operations was negatively affected during the six months ended March 29, 2008 by $300,000 in pre-opening and early operating losses experienced at Yolos and Pinch & S’Mac.

Total revenues from continuing operations for the six month period ended March 29, 2008 were $56.7 million versus $52.9 million in the same period last year. Compared to the same period last year, total same store sales at the Company increased by 2.9%. Compared to the same period last year, same store sales in the Company’s New York City operations increased by 8.1%, same store sales in the Company’s Las Vegas operations increased by 1.2%, same store sales in the Company’s Atlantic City operations increased by 0.2% and same store sales in the Company’s Washington D.C. operations decreased by 0.2%. Revenues from the Company’s Las Vegas operations represented 51.2% of the Company’s total revenues from continuing operations during the six month period ended March 29, 2008.

Same store sales at the Company’s Florida operations decreased by 2.0% compared to the same six month period last year. Sales at the Company’s Florida operations totaled $5,803,000 during the six month period ended March 29, 2008.

EBITDA from continuing operations for the three month period ended March 29, 2008 was $1,131,000 versus $1,520,000 during the same three month period last year. EBITDA from continuing operations for the six month period ended March 29, 2008 was $4,039,000 versus $4,832,000 during the same six-month period last year.

The Company had net income of $346,000 in the three month period ended March 29, 2008 compared to net income of $378,000 in the same three month period last year. Net income for the six-month period ended March 29, 2008 was $1,830,000 compared to $6,968,000 during the six-month period ended March 31, 2007. Net income was positively affected during the 26-week period ended March 31, 2007 as a result of the sale during the quarter of the Company’s Lutece and Tsunami locations to Venetian Casino Resort, LLC. Excluding the sale of the Company’s facilities to the Venetian Casino Resort, net income for the six-month period ended March 31, 2007 would have been $1,850,000.

As of March 29, 2008, the Company had cash, cash equivalents and short term investments totaling $9,147,000. As of the same date, the Company had no long-term debt other than $797,000 remaining due on a five year purchase money obligation undertaken in connection with the Company’s January 8, 2007 acquisition of the Durgin Park Restaurant and the Black Horse Tavern in Boston, Massachusetts. For the six months ended March 29, 2008, the Company expended approximately $3,000,000 in new development projects, including Yolos, Pinch & S’Mac and the Food Market, a food court at the newly constructed MGM Grand Casino at the Foxwoods Resort Casino in Ledyard, Connecticut.

Ark Restaurants owns and operates 22 restaurants and bars, 24 fast food concepts, catering operations and wholesale and retail bakeries. Seven restaurants are located in New York City, four are located in Washington, D.C., five are located in Las Vegas, Nevada, two are located in Atlantic City, New Jersey, three are located at the Foxwoods Resort Casino in Ledyard, Connecticut and one is located in Boston, Massachusetts. The Las Vegas operations include three restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and nine food court concepts; one bar within the Venetian Casino Resort as well as three food court concepts. In Las Vegas, the Company also owns and operates one restaurant within the Forum Shops at Caesar's Shopping Center. The Florida operations under management include five fast food facilities in Tampa, Florida and seven fast food facilities in Hollywood, Florida, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations. In Atlantic City, New Jersey, the Company operates a restaurant and a bar in the Resorts Atlantic City Hotel and Casino. In Boston, Massachusetts, the Company operates a restaurant in the Faneuil Hall Marketplace.

Except for historical information, this news release contains forward-looking statements, which involve unknown risks, and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company's fillings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ARK RESTAURANTS CORP.
Condensed Consolidated Income Statement
For the 13 and 26 week periods ended March 29, 2008 and March 31, 2007
(In Thousands, Except per share amounts)

	13 weeks ended	13 weeks ended	26 weeks ended	26 weeks ended

	March 29,	March 31,	March 29,	March 31,
	2008	2007	2008	2007

TOTAL REVENUES	$26,361	$25,373	$56,679	$52,895

COST AND EXPENSES:

Food and beverage cost of sales	6,961	6,656	14,695	13,471
Payroll expenses	8,949	8,709	18,490	17,376
Occupancy expenses	3,771	3,450	7,790	7,325
Other operating costs and expenses	3,410	3,203	7,495	6,315
General and administrative expenses	2,183	2,072	4,334	4,055
Depreciation and amortization expenses	723	668	1,400	1,300

Total costs and expenses	25,997	24,758	54,204	49,842

OPERATING INCOME	364	615	2,475	3,053

OTHER INCOME:

Interest income - Net	134	38	263	148
Other income	44	237	163	479
Total other income	178	275	426	627

Income from continuing operations
before income taxes	542	890	2,901	3,680

Provision for income taxes	181	335	1,033	1,270

Limited partner interest in income of variable interest entity	-	(21)	1	(34)

Income from continuing operations	361	534	1,869	2,376

DISCONTINUED OPERATIONS:
Income (loss) from operations of discontinued restaurants	(23)	(129)	(60)	7,010

Provision (benefit) for income taxes	(8)	27	(21)	2,418

Income (loss) from discontinued operations	(15)	(156)	(39)	4,592

NET INCOME	$346	$378	$1,830	$6,968

PER SHARE INFORMATION - BASIC AND DILUTED:

Continuing operations basic	$.10	$.15	$.52	$.66
Discontinued operations basic	$(.00)	$(.04)	$(.01)	$1.28
Net basic	$.10	$.11	$.51	$1.94

Continuing operations diluted	$.10	$.14	$.51	$.66
Discontinued operations diluted	$(.00)	$(.04)	$(.01)	$1.28
Net diluted	$.10	$.10	$.50	$1.94

WEIGHTED AVERAGE NUMBER OF SHARES-BASIC	3,597	3,590	3,597	3,580

WEIGHTED AVERAGE NUMBER OF SHARES-DILUTED	3,609	3,604	3,625	3,590

Continuing Operations EBITDA Reconciliation
Pre tax earnings	$542	$890	$2,901	$3,680
Depreciation and amortization	723	668	1,400	1,300
Interest	(134)	(38)	(263)	(148)
EBITDA (a)	$1,131	$1,520	$4,038	$4,832

Continuing Operations EBITDA adjusted for
non-cash stock option expense
EBITDA (as defined) (a)	$1,131	$1,520	$4,038	$4,832
Non-cash stock option expense	78	78	156	252
EBITDA adjusted for non-cash stock option expense	$1,209	$1,598	$4,194	$5,084

(a) EBITDA is defined as earnings before interest, taxes, depreciation and amortization and cumulative effect of changes in accounting principle. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (GAAP), the Company believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of the Company's past financial performance as well as providing useful information to the investor because of its historical use by the Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the restaurant sector as a measure of both performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled Measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, is included above.

CONTACT:
Ark Restaurants Corp.
Robert Towers, 212-206-8800
bob@arkrestaurants.com